EXHIBIT 99.1

Visium Technologies Awarded Subcontract for $20 Million

Cybastion Awards Projects in Côte d’Ivoire and Benin for Data Center Design and Construction

FAIRFAX, VA / ACCESSWIRE / November 27, 2023 / Visium Technologies, Inc., (“Visium” or the “Company”) (OTC PINK:VISM), a global cybersecurity, analytics, and IT professional services company, announced today that the Company is entering the West Africa data center construction market after it landed a contract valued at over $20 million from its partner, Cybastion Institute of Technology, to oversee the design and construction of data centers in the Republic of Côte d’Ivoire and the Republic of Benin.

Under this comprehensive contract, Visium is tasked with creating data centers that meet specific requirements and standards, ensuring optimal performance and reliability. The scope of work includes data center architecture and design, power controls and distribution systems, rack layouts, network topology, vendor high availability, and a comprehensive security stack which will includes Visium’s proprietary TruContextTM cybersecurity platform. The creation of the national data center in Côte d’Ivoire is intended to ensure the digital sovereignty of the country, along with the establishment of a cybersecurity training center. The groundbreaking ceremony for the data center is scheduled to take place in Abidjan, Cote D’Ivoire on December 4, 2023.

Mark Lucky, CEO of Visium Technologies, said, “Visium is pleased to be part of these important infrastructure projects for digital transformation. Along with our partner Cybastion, we are well positioned to meet the growing needs of West Africa for data center capacity. We anticipate recognizing 100% of this revenue in 2024.”

Visium’s  corporate objective is to emerge as an important provider addressing the escalating demand for data center capacity and enhanced cybersecurity in sub-Saharan Africa. The African market is projected to have a compound annual growth rate of 15% to 20% through 2030, and the data center market in Africa is anticipated to reach $5 billion by 2026. Across Africa, there is an increasing demand for high-quality data centers that are both ESG-compliant and cost-effective.

Mr. Lucky added, “As previously announced, we executed a letter of intent in September. which has progressed to this first definitive agreement.  We anticipate that additional contracts will be awarded to Visium in the coming weeks with an amount to be determined, as Cybastion has signed significant agreements in excess of $900 million with several other countries.”

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About Cybastion Institute of Technology

Cybastion Institute of Technology, is a leading cybersecurity business providing state-of-the-art technology and solutions with a particular focus on emerging markets, especially in Africa. Cybastion is a one-stop shop for all cybersecurity needs, offering cybersecurity solutions, infrastructure, and digital technologies. The company has a large footprint in Africa, working in eight countries. Cybastion seeks to bridge the gap between Africa’s cybersecurity and more developed countries with cybersecurity solutions, infrastructure, and digital technologies.  For more information, please visit https://www.cybastiontech.com/.

About Visium Technologies, Inc. Visium Technologies (OTC PINK:VISM) is a data center design and professional infrastructure services and cyber security solutions company. Our world class TruContextTM cybersecurity technology platform provides visualization, advanced cyber monitoring intelligence, data modeling, analytics, and automation to help reduce risk, simplify cyber security, and deliver better security outcomes. TruContextTM plugs the gaps left by other security tools.

For more information please visit www.visiumtechnologies.com and our YouTube Channel.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, whether the reverse stock split will be beneficial to the Company and its shareholders, any inability to meet the NYSE American continued listing standards in the future for any reason, and those other factors described in our filings with the U.S. Securities and Exchange Commission. Any responsibility to update forward-looking statements is expressly disclaimed.

CONTACT:

Visium Technologies, Inc.

Corporate: Mark Lucky, Chief Executive Officer

mlucky@visiumtechnologies.com

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SOURCE: Visium Technologies, Inc.

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